FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 30, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Doubles Capital Budget for 2008;

Favorable Seismic Results Help Drive Expanding Drilling Program

Salt Lake City, January 30, 2008, – FX Energy, Inc. (NASDAQ: FXEN) today announced its 2008 capital budget in the range of $29 million to $44 million, a sizeable increase over the $17 million the Company spent in 2007. The Company expects to fund the base budget of $29 million with cash on hand, cash flow and a portion of its currently unused $25 million credit facility.

David Pierce, FX President and CEO, said, “The expanded drilling budget responds to the favorable 3D seismic survey conducted in 2007 in the Sroda area. That survey, along with previous discoveries, helped us select several of our drilling prospects for 2008. The 2008 budget provides the opportunity to expand our reserves with new drilling. It provides the means to increase our production with new processing facilities, and build our inventory of drilling prospects with new seismic surveys. Some of this activity is already underway.”

Higher Drilling Activity, More Production Facilities and Increased Seismic Activity

The $29 million base budget includes $15 million for drilling 4 new wells, all in the Fences concession in Poland. The Company and its operating partner have approved three new prospects in the Sroda portion of the Fences concession for drilling in 2008. The first rig is expected to move onto the Kromolice North prospect in about 60 days. A second rig will be sent to the Sroda City prospect as soon as the first rig has reached sufficient depth to confirm the interpretation of the Sroda area 3D seismic survey. Upon completion of drilling the Kromolice North prospect, that rig will be moved to drill the Kromolice South prospect.

The fourth well included in the 2008 budget is the Grundy-1. Located some 20 kilometers east of the Sroda area, this well is intended to test a possible Ca2 reef. A drilling rig is setting up on the Grundy location and is expected to spud later this week. Any of these four new wells could materially increase FX’s total, company-wide oil and gas reserves.

For those interested, a map showing the unrisked potential of some of the Company’s prospects and leads will be available in a printable format following this afternoon’s conference call. The map will be on the screen during webcast of the call which will begin at 4:00 p.m. Eastern. The call will be hosted by David Pierce and Richard Hardman, FX Energy’s Senior Technical Advisor. A link to the conference call is on the Company’s website at: www.fxenergy.com

The 2008 base budget includes $4 million for production facilities on the Company’s Roszkow and Sroda-4 discoveries. These facilities should be completed by late 2008 to mid- 2009. This would allow these two wells to begin production in early to mid-2009. These are two of the Company’s largest net discoveries to date, and are expected to substantially increase gas production and cash flow. FX owns a 49% interest in these two wells.

Approximately $10 million of the base budget is expected to be used for new seismic surveys. Included is the expansion of the Sroda 3D to the southeast. The Company also plans additional seismic along the trend where its largest discoveries to date, Zaniemysl and Roszkow, were made. In its 100% owned Northwest concession, the Company is currently acquiring 2D seismic over exploration leads.

Another $15 Million in New Projects Under Consideration

Later this year the Company may consider up to an additional $10 million for a fourth Sroda area well and/or another drilling location offsetting the previous Winna Gora discovery. An exploratory well in its 100% owned Northwest concession is also a possibility. The Company may consider adding another $5 million for further seismic surveys in the Fences area and on certain portions of the Company’s 100% owned acreage.

Mr. Pierce continued, “Each of these possible capital additions is subject to additional technical evaluation and other factors. However, they demonstrate the potential for exploration momentum to increase in the future. As an example, another operator recently announced a significant discovery to the northwest of our Plawce prospect. We expect to devote considerable additional technical resources to this prospect during 2008.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com

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FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com